RESTATED CERTIFICATE OF TRUST
OF
MARKETOCRACY FUNDS

A Delaware Statutory Trust

This Restated Certificate of Trust of Marketocracy Funds (the “Trust”), dated as of this 9th day of November 2005, is being duly executed and filed, in order to amend and restate the certificate of trust of the Trust pursuant to Section 3810 of the Delaware Statutory Trust Act, Del. Code Title 12, Part V, Chapter 38, Subchapter 1, §§3801 et seq. (the “Act”).

1.  NAME. The name of the Trust is “Marketocracy Funds.” The name of the Trust at the time its original certificate of trust was filed with the Secretary of State of the State of Delaware on or about July 9, 1999, was “Ingenuity Capital Trust.”

2.  REGISTERED OFFICE AND REGISTERED AGENT. The Trust is a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

(a)  REGISTERED OFFICE. The registered office of the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

(b)  REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3.  LIMITATION OF LIABILITY. Pursuant to Sections 3804(a) and 3805(h) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to (i) a particular series of the Trust that are not divided into classes, and (ii) a particular series that is divided into classes, a particular class of such series, respectively, established pursuant to the terms of the Declaration of Trust, as amended from time to time, shall be enforceable only against the assets of such (i) series and (ii) such class, respectively, and not against the assets of the Trust generally or the assets of any other (i) series or (ii) class of any series, respectively.

4.  EFFECTIVENESS. This Restated Certificate of Trust shall become effective immediately upon its filing with the office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust currently in office or authorized, have duly executed this Restated Certificate of Trust hereby as of the date first above written.

_____________________________ Ashley E. Boren	_____________________________ Arthur L. Roth
_____________________________ Kendrick W. Kam	_____________________________ William J. Scilacci